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                                                                     Exhibit 6.4

THIS AGREEMENT will take effect from the first day of November one thousand nine hundred and ninety seven between FILMBANK DISTRIBUTORS LIMITED whose registered office is at 135 Wardour Street, London, WIV 4AP (hereinafter called "The Licensor") of the one part and CVS - Travelhost SA cc whose Registered Office is at C24 Midway Gardens, Halfway House, Midrand, Johannesburg South Africa, (hereinafter called "the Licensee") of the other part.

DEFINITIONS

1. In this ,Agreement (which shall include all of the terms and conditions contained in the schedule attached hereto) the following words and expressions shall have the following meanings:

     "The Territory" shall mean the country presently known as South Africa.

     "The Hotels" shall mean the hotels listed in Schedule A hereto, together with such other hotels as may from time to TIME BE ADDED TO SUCH LIST PROVIDED THAT THEY ARE WITHIN the territory as defined above at the approval of the Licensor.

     "The Rooms" shall mean each and every bedroom in the Hotels, with a television outlet, available for letting to the public including those made available for the officers or employees of the hotels but not rooms permanently set aside as staff accommodation.

     "The Films" shall mean the cinematograph films which under franchise agreements with its member companies the Licensor has the right to distribute by the means described herein and which the Licensor has elected to make available to the Licensee.

     "Video Cassettes" shall mean a video cassette embodying any of the Films for use by means of a playback device directly connected to or forming part of a television receiver or comparable or similar device.

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     "THE PAY PER VIEW SYSTEM" shall mean the system of exhibition of feature films in the Hotels on closedCIRCUIT CABLE by means of Video Cassettes whereby the viewer pays a specific charge to the Hotel for each separate viewing.

     "The Ticket Price" shall mean the individual charge made by the Hotels to viewers of the Pay Per View System for each viewing of the Film.

     "Ticket Sales" shall mean the amounts receivable (excluding VAT) by the Licensee in respect of the exhibition of the Films in the Hotels and shall be the product of the Ticket Price and the number of times that the Films are viewed by means of Pay Per View System.

     "Returns" shall mean all details necessary to calculate the amount payable to the Licensor, in the format as shown on Schedule C.

     "VAT" shall mean "Value Added Tax" or any other sales or like tax incurred on the sale or supply of goods and services which may now or at any time in the future during the Period of the Agreement be imposed by the Government of the United Kingdom of Great Britain and Northern Ireland.

TERM

2. This agreement shall remain in force for a period of one (1) year from the 1st November 1997. Following the initial period of one (1) year the Licensor or the Licensee may terminate the agreement by the giving of six months notice in writing. The said one (1) year period and any extension thereof is hereinafter called "the Period of the Agreement".

LICENSER

3. During the Period of the Agreement the Licensor grants to the Licensee the non-exclusive right to show or to permit the Hotel proprietors to show Films by means of the Pay Per View system to guests in the Rooms in the Hotels. In no event shall there be exhibitions of the films in any public rooms of the Hotels or any areas within the Hotels

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     TO WHICH MEMBERS OF the general public including persons attending conferences have access.

SELECTION OF FILMS

4. (a) The Licensor shall advise the Licensee in writing of the titles of the films which it has elected to make available to the Licensee for distribution in the Hotels pursuant hereto and such titles shall not be unreasonably withheld.

     (b) Whilst the Licensor reserves the right to elect which of, the films it will make available to the Licensee hereunder and when those films shall be made available the Licensor shall use its best endeavours to make films available to the Licensee at the same time as they are made available to others for distribution in Hotels through the Pay Per View System.

     (c) Titles made available to the Licensee in the Hotels pursuant hereto are not automatically available for all Hotels but only for those listed at the time the title is elected by the Licensor.

     (d) The Licensee shall programme a maximum of 48 of the Licensor's films per annum on the Pay Per view system in each Hotel which receives a Pay Per View service. For the avoidance of doubt the minimum programme requirement will apply pro rata during the agreed notice period unless specifically waived by the Licensor.

FEES

5. The Licensee shall in respect of each day of the term of this Agreement in accordance with the provisions of Clause 10 pay to the Licensor the fees shown in Schedule B in the format as shown in Schedule C for each Hotel to which the Licensee makes Films available. Following the initial period of one (1) year the fees may be reviewed a any time.

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SUPPLY OF VIDEO CASSETTES

6. (a) The Licensor shall arrange to deliver to the Licensee such number of Video Cassettes of each of the Films as may be agreed in writing by the parties The Licensee shall reimburse the Licensor's actual out-of-pocket costs of supplying such video cassettes provided that the Licensor uses the best endeavours to enable the Licensee to benefit from bulk orders for the manufacturers of cassettes made by the Licensor and, where that is not possible, obtains copies from the cheapest practicable source of supply.

     (b) The Licensor shall use its best endeavours to ensure that the Video Cassettes shall be of a standard consistent with the needs of closed-circuit cable transmission but if any Video Cassettes are not of such standard the Licensor shall supply the Licensee with replacements.

     (c) Video Cassettes shall remain the sole property of the Licensor and legal title thereto shall be vested in the Licensor and the Licensee may only deliver the Video Cassettes to Hotels listed in the schedule or subsequently notify to the Licensor in accordance with Clause 1.

     (d) The Licensee may only use the Video Cassettes for the purpose of and in conformity with this Agreement. In particular the Licensee shall not sell or pledge the Video Cassettes and the Licensee shall not prepare or permit others to prepare any copies thereof or of any parts thereof.

     (e) Should any Video Cassette be accidentally lost, stolen or destroyed, the Licensee shall promptly report such fact to the Federation Against Copyright Theft (F.A.C.T) or the equivalent local organisation without delay and with a copy to the Licensor. If the cassette has been stolen, this should also be reported to the local police force.

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     (f)  THE LICENSEE SHALL TAKE ALL THE NECESSARY STEPS TO PROTECT the Video
          Cassettes from unauthorised use, distribution and/or commercialisation and shall if so required by the Licensor permit F.A.C.T. (or the local equivalent) to inspect its security arrangements with regard to safe keeping of the Video Cassettes and shall implement all recommendations of F.A.C.T (or the local equivalent) arising from such inspection.

RETURNS OF VIDEO O CASSETTES

7. (a) The Licensee shall ensure that each Video Cassette is returned to it by each Hotel within seven days of the end of the playing period.

     (b) Each Video Cassette shall be returned by the Licensee in the same condition as received, reasonable wear due to the proper use thereof excepted. Alternatively, subject to the Licensors consent, each video cassette may be erased and a Certificate of Erasure supplied by the Licensee.

WARRANTIES

8.   (a)  The Licensor hereby warrants and undertakes that:

          (i) Prior to delivery of each film it shall have obtained any and all necessary Licenses, consents and rights in respect thereof to enable the Licensee to exhibit the selected film in accordance with this Agreement subject only to the provisions of Clause 18 hereof.

          (ii) When delivered to the Licensee each film shall not infringe any copyright or patents or other rights and will not contain any defamatory or other matter which would give any third party a right of action against the Licensee and shall have been. granted a Certificate by the British Board of Film Censors for public exhibition.

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          (iii)   It shall indemnify and keep the Licensee fully indemnified against all liabilities claims demands actions and costs or expenses or damages arising out of or in CONNECTION WITH any breach of the warranties and undertakings by the Licensor in the Agreement.

     (b) The Licensee hereby warrants and undertakes that it shall ensure that all apparatus owned by it to exhibit the films is maintained in first class working order and regularly inspected and maintained.

CENSORSHIP

9. The Licensee will be responsible for conforming to whatever local censorship regulations govern transmission in the Hotels. All costs in relation thereto will be borne by the Licensee. The Licensor retains the right to view any Video Cassette that has been altered in order to conform with local censorship regulations.

ACCOUNTING AND AUDIT

10. The Licensee will send to the Licensor within 30 days of the end of each month a return for Pay Per View showing the usage at each Hotel of each Film during the playing schedule in such form as defined under Schedule C. The Licensor retains the right to audit and check the Licensees books and records, given that these visits are within normal working hours and not more frequent than twice a year. The Licensor's aforementioned rights of audit shall subsist during the Period of Agreement and for a period of TWO YEARS THEREAFTER OR UNTIL THE SETTLEMENT of any dispute arising in connection herewith whichever shall be the longer. The Licensee shall keep all records and operate such a system of checks as may be necessary to ensure that the returns in respect of all screenings of the Films are accurate and will require each Hotel to do the same including in particular but without limiting the generality of the foregoing details of the dates and at which Hotels each of the films were available for exhibition. The Licensor will issue an invoice to the

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     Licensee not LATER THAN 40 DAYS AFTER THE END OF THE MONTH to which it relates. The Licensee will pay all invoices in full 14 days after the invoice date but no later than 54 days after the end of the play month. In the event that the Licensee has not paid the Licensor for all invoices on the term described above, then the Licensor will apply interest at the Bank of England base rate plus 2 DEG.s to the outstanding monies until they have been paid. In the event that an audit results in a claim against the Licensee in excess of 10t of the reported turnover during the time period being audited, the Licensee will be liable for the costs of the said audit.

PAYMENT

11. All payment due to the Licensor hereunder shall be made to the credit of the Licensor's bank account:

     Barclays Bank
     20 Fulham Broadway
     London
     SW6 5NH
     England
     Account Number:          30369462
     Sort Code:               20-35-90

     or such other bank as Filmbank Distributors Limited may be from time to time specify. All payments due are to be made in Sterling pounds and all charges of transactions are to be borne by the Licensee.

DEFAULT

12.  If the Licensee shall:

     (a) Make default in payment of any monies due and owing under this Agreement by the Licensee to the Licensor for seven (7) days after demand by notice in writing which said notice shall inform the Licensee of the right by this Clause conferred on the Licensor and which demand shall not be invalidated by reasons of any error in the amount therein mentioned.

     (b) Commit any other material breach of any term of this Agreement that is incapable of being remedied within

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          seven (7) DAYS AFTER the giving of written notice by the Licensor to the Licensee requiring such remedy then and in any such case the Licensor may by notice in writing determine this Agreement without prejudice to the rights and remedies of the Licensor hereunder or in respect of any antecedent breach of this or any similar Agreement and upon such determination all monies payable shall forthwith be due and payable.

COPYRIGHT

13. (a) The Licensee shall take and shall procure to be taken all reasonable steps to prevent any breach of copyright in each of the Films.

     (b) In. addition the Licensee shall supply to the Licensor in writing all such information and at the Licensor's cost take such action as the Licensor shall reasonably require from time to time for the purpose of protecting the Licensor's rights and interests in the Film.

     (c) The Licensee shall be liable to the Licensor for any damage sustained through any breach of copyright in any Film due to any act default or omission by the Licensee or any failure to exercise reasonable care on the Licensee's part and to comply with any reasonable care on the Licensee's part and to comply with any reasonable requirement of the Licensor (including any requirement as to the disposal of copyright material in the possession or control of the Licensee) for the protection of the copyright in such Film.

     (d) The Licensee shall not remove any copyright notice or trademark from any prints or advertising accessories relating to the Film.

     (e) The Licensee shall have no right of its own to any trademark of the Licensor and its suppliers and it shall not use the same except with reference to the Film.

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TERMINATION

14. If any legal proceedings shall be threatened or taken against the Licensor or the Licensee or any person responsible for the exhibition hereunder of a Film to restrain the exhibition of such film or making any claim in respect of such exhibition the Licensor may by notice require the Licensee not to commence or if commenced to cease to exhibit such Film and the Licensor SHALL HAVE the right to determine forthwith the licence in respect of the Film effected in such proceedings. If the Licensor elects to determine the exhibition of a film so effected the Licensee shall only be obliged to pay to the Licensor the fees based on the number of days of availability for exhibition of each Film prior to determination. If any proceedings shall be taken against the Licensee or any person responsible as aforesaid alleging any infringement of any right (other than the right to perform musical works where an effective licence has been acquired by the Licensee as hereinafter mentioned) or that a Film is defamatory of any person the Licensor shall be entitled on behalf of the Licensee or any such person to conduct defend settle or otherwise dispose of any such proceedings and shall indemnify and keep indemnified the Licensee or any such person against any damage or costs awarded in or payable or paid to settle or dispose of any such proceedings PROVIDED ALWAYS and upon condition that the Licensee or any such person makes no statement admission offer promise or payment to and enters into no communication with any party instituting such proceedings or anyone acting on his or her or their behalf but immediately informs the Licensor thereof and delivers to the Licensor any relevant communication the Licensee or any such person may receive and gives to the Licensor such information and assistance as may reasonably be required in relation thereto. In any contract which the Licensee may make with any person concerning the exhibition of a film it shall require such person to comply with the provisions of this Clause and shall take such proceedings against such person as the Licensor may require to secure such person's compliance therewith.

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INSOLVENCY OF LICENSEE

15. If either party shall enter into liquidation compulsory or voluntary (otherwise than for the purpose of amalgamation or re-construction) or if a receiver over either party's property or any part thereof be appointed then and in any such case the other may by notice in writing to the first party determine this Agreement without prejudice to the rights and remedies of the other hereunder or in respect of any antecedent breach hereof PROVIDED ALWAYS that if any liquidator or receiver of the Licensee shall so request the Licensor in writing at any time before this Agreement has been determined as aforesaid such liquidator or receiver shall be entitled to fulfil the terms of this Agreement upon giving such security or making such arrangements to the reasonable satisfaction of the Licensor as will secure to the Licensor all monies to which the Licensor may be entitled hereunder and the performance of the terms and conditions of this Agreement.

FORCE MAJEURE

16. If at any time the exhibition of any Film in accordance with the provisions of the Agreement shall be prevented either wholly or in part and whether permanently or temporarily by any cause of whatsoever nature outside the control of the Licensee the Licensee shall have the option to determine such exhibition in respect of the affected Film by notice in writing to the Licensor and thereafter the Licensee shall only be obliged to pay to the Licensor fees in respect of the relevant Film based on the numbers of days, rooms and territories available for exhibition.

PERFORMANCE RIGHTS

17. The Licensee shall when necessary at its own expense acquire an effective licence to perform any music works forming part of each Film from the Performing Rights Society Ltd (or equivalent local authority) or it's successors in title in respect of the exhibition of the Film in Hotels.

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CREDITS

18. The Licensee will comply with all instructions furnished to it by the Licensor with respect to advertising credits and the Licensee agrees to and will indemnify and hold the Licensor harmless from any loss or damage caused or expense (including reasonable legal fees) incurred or suffered by the Licensor by reason of the failure of the Licensee to adhere to and observe any such credit instructions. In no event shall the names of actors appearing in or any persons connected with the production of the Films be used so as to constitute an endorsement expressed or implied of any product of service. Furthermore no advertising of any kind may be screened on the same channel on which "The Films" are shown in "The Rooms" of "The Hotels".

EXHIBITION

19. The Licensee shall exhibit or cause to be exhibited each Film in its entirety (without cuts, deletions or editing of any kind except pursuant to Clause 9) including credit titles, trade marks and censorship certificates (if any).

ASSIGNMENT

20. (a) The Licensee shall not transfer assign or sub let the benefit of this Agreement without the agreement in writing of the Licensor.

     (b)  The Licensor may at any time assign the benefit of this Agreement.

NO WAIVER

21. (a) No waiver by either party of a breach or default of the other party shall be construed as a waiver of any preceding or succeeding breach or default.

     (b) The Agreement may be modified and/or amended solely by writing signed by both parties.

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NO AGENCY OR PARTNERSHIP

22. The Licensee is not an agent or representative of the Licensor and this Agreement does not constitute a partnership or a joint venture. The Licensor shall not be bound by any representation of the Licensee nor shall the Licensor be liable for any act or omission of the Licensee.

NOTICES

23. Any notice given under the provisions of this Agreement shall be in writing and be sent to the address of the party to be served as above written or to such other address, of which notice has been previously given. All notices shall be delivered by hand by registered or recorded delivery letter or by telex. Notices shall be deemed received when delivered by hand or on the date on which they would be received in the normal course of posting if posted or when the proper answerback code is received by the sender if sent by telex.

ENTIRE AGREEMENT AND PROPER

24. (a) This Agreement sets forth the entire Agreement between the parties at the date hereof with respect to the subject matter hereof. Any amendment or variation to this Agreement must be in writing and signed by both parties.

     (b) This Agreement shall be interpreted in accordance with the Laws of England.

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AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first hereinbefore written.

SIGNED BY                                         /s/ILLEGIBLE
                                                     ---------------------------

for and on behalf of
FILMBANK DISTRIBUTORS LIMITED

Witnessed by:                                     Witness' address:
                                                        [SEAL]

SIGNED BY:

For and on behalf of
CVS - TRAVELHOST SA cc

Witnessed by:                                     Witness' address:

/s/ ILLEGIBLE                                     ILLEGIBLE
   -------------------

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                                   SCHEDULE A

HOTEL                                            ROOMS

TERRITORY. SOUTH AFRICA

EDWARD HOTEL, DURBAN                              101
ROYAL HOTEL, DURBAN                               272
KOPANONG HOTEL GROUP, JOHANNESBURG                252

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                                   SCHEDULE H

1. PAY PER VIEW (SCHEDULER SERVICE)

     40% royalty per title for Blockbuster titles (50 million at US Box Office) and 35% royalty per title for nonblockbuster titles with a minimum guarantee of:

     75p per room per month.

2. PRODUCT COMMITMENT

     PAY PER VIEW

     A maximum of 48 titles per annum.

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                                                                        SCHEDULE

RETURN STATEMENT FOR CVS - TRAVELHOST SA CC

          Hotel Name:
     Number of Rooms:
     Month:

TITLE              Total Sales
                   Viewing Price
                   Gross Revenue
                   Royalty
                   Percentage
                   Royalty Due
                   Amount
                   35% 40%

                                  Minimum Guarantee:(pound)0.75 X (No. of rooms)

                                          Revenue Due: Higher amount from A or B